S*K*I  Limited
                        P.O. Box 5484
                 Airport Executive Plaza, #5
                   West Lebanon, NH  03784

                                        October 18, 1995


Dear  Stockholder:

We invite you to the S-K-I Ltd. 1995 Annual Meeting of stockholders to be held in the Mount Tecumseh Base Lodge at the Waterville Valley Ski Area in Waterville Valley, New Hampshire, 10:00 a.m., Friday, November 17, 1995. The doors will open at 9:00 a.m.

Please send in your vote by proxy by signing and returning the enclosed proxy card. Your vote is important and a prompt reply will save your company the expense of a follow-up request for your vote. This will not prevent you from voting your shares in person if you are able to attend the meeting, but assists us in assuring that we are able to carry out the business at hand with the required total vote.

Each year we have had a larger number of stockholders attend the Annual Meeting which we believe reflects the enthusiasm for the success of the company and its prospects. Because of the very high interest, we must point out that this meeting is only for stockholders of record or their specifically authorized representatives. If you need any clarification of this, please contact the Company at (802) 422-6215.

If your shares are held of record by a brokerage firm or other nominee name, you may not attend the meeting in person unless the nominee gives specific written notice to the Company that you are its authorized representative for those shares.

If you plan to attend, please so indicate in the appropriate box on the proxy card and return it in the enclosed envelope. We look forward to reporting to you in person on the progress of S-K-I Ltd. and meeting you at the social following the business session.




                                   Preston Leete Smith
                                   Chief Executive Officer






             This page left blank intentionally.





                        S*K*I Limited
                        P.O. Box 5484
                 Airport Executive Plaza, #5
                   West Lebanon, NH  03784


                                                 October 18, 1995



          NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


                        To Be Held On

                      November 17, 1995




      The Annual Meeting of the Stockholders of S-K-I Ltd. (the "Company") will be held at the Mount Tecumseh Base Lodge at the Waterville Valley Ski Area in Waterville
Valley, New Hampshire on Friday, November 17, 1995, at 10:00 a.m., for the following purposes:

          1.   To elect a director; and

          2.   To transact such other business as
               may properly come before the meeting.

      Only stockholders of record at the close of business on October 2, 1995 shall be entitled to notice of and to vote at the meeting.


                           By Order of the Board of Directors,


                           Frank P. Urso
                           Acting Secretary






             This page left blank intentionally.






                         S-K-I  LTD.
                        P.O. Box 5484
                Airport Executive Plaza,  #5
                   West Lebanon, NH  03784


                       PROXY STATEMENT


        This Proxy Statement and the accompanying proxy are being mailed, commencing on or about October 18, 1995, to the stockholders of S-K-I Ltd. (the "Company" or "S-K-I") in connection with the solicitation of proxies to be used in voting at the Annual Meeting of the stockholders of the Company to be held on Friday, November 17, 1995 (the "1995 Annual Meeting"). The accompanying proxy is solicited by the Board of Directors of the Company.

        A person giving the accompanying proxy has the power to revoke it at any time before it is exercised.

        The Company will bear the cost of solicitation of proxies, which may include the reasonable expenses of brokerage firms and others for forwarding proxies and proxy material to the beneficial owners of stock of the Company. In addition to the use of the mails, proxies may be solicited by regular employees of the Company personally, or by telephone or by telegram.

        All proxies properly executed and properly returned will be voted as and to the extent specified therein.

        The Company is a corporation incorporated under the laws of Delaware. Its primary assets consist of six ski resorts, four of which are wholly-owned subsidiaries:
Killington Ltd. ("Killington"), Mount Snow Ltd. ("Mount Snow"), Bear Mountain Ltd. ("Bear Mountain") and Waterville Valley Ski Area Ltd. ("Waterville Valley"). In addition, the Company owns a majority interest in Sugarloaf Mountain Corporation and Mount Snow Ltd. owns all of the assets of the Haystack Ski Area. As used in this Proxy Statement, where the context indicates, the term "Company" includes not only the Company but also any and all of its subsidiaries.


                     VOTING  SECURITIES

       The only outstanding voting securities of the Company are the shares of its Common Stock, $.10 par value, 5,787,632 shares of which were outstanding as of October 2, 1995, and only stockholders of record at the close of business on that date will be entitled to vote at the 1995 Annual Meeting. Each share is entitled to one vote. A majority of the shares entitled to vote, represented in person or by proxy, will constitute a quorum at that Meeting. Votes will be tabulated by one or more inspectors of election appointed by the Chairman of the Meeting.


        MEETING ITEM NO. 1:   ELECTION OF A DIRECTOR

       The Board of Directors of the Company is divided into three classes. The terms of office of directors in one of such classes expire at each annual meeting of the stockholders of the Company, and directors elected to succeed those directors whose terms of office so expire are elected to a new class with terms expiring at the third annual meeting of stockholders after their election. Pursuant to the Certificate of Incorporation and Bylaws of the Company, the Board has determined that effective at the time of the 1995 Annual Meeting the authorized number of directors shall be eight, four in the class with terms expiring in 1996, three in the class with terms expiring in 1997, and one in the class with a term expiring in 1998.

        It is intended that the shares represented by the accompanying proxy will be voted at the 1995 Annual Meeting for the election of Joseph D. Sargent to constitute the class whose term will expire in 1998.

        If for any reason the nominee should be unavailable to serve as a director at the time of the 1995 Annual Meeting, a contingency which the Board of Directors does not expect, the shares represented by the accompanying proxy may be voted at a later date for such other person as may be determined by the holders of the proxy, unless the proxy withholds authority to vote for such nominee.

        If a quorum is present at the 1995 Annual Meeting, a director will be elected by the affirmative vote of a plurality of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Meeting. Abstentions by holders of such shares and broker non-votes with respect to the election of directors will be included in determining the presence of such quorum, but will not be included in determining whether nominees have received the vote of such plurality.

        The following table sets forth certain information with respect to the nominee for election as director at the 1995 Annual Meeting and the other directors whose terms will continue after that Meeting. In addition, Mr. Smith is the sole director of Killington Ltd., Mount Snow Ltd., Bear Mountain Ltd. and Waterville Valley Ski Area Ltd. He is also a member of the Board of Directors of Sugarloaf Mountain Corporation. Since the Company was not organized until 1984, reference to a director's years of service includes service as a director of Killington.






Name, Age and Offices         Director     Term Will      Business  Experience During the Past
with Company                  Since        Expire                     Five Years

NOMINEE

Joseph D. Sargent, 66 (1)
Chairman of the Board         1956         1998            Vice Chairman, Conning & Company
                                                           (investment securities); Chairman,
                                                           Chief Financial Officer and Treasurer,
                                                           Connecticut Surety Corporation, Hartford,
                                                           Connecticut

OTHER  DIRECTORS

Jose' M. Calhoun, 67          1959         1997            Retired since June, 1988

F. Ray Keyser, Jr., 68        1980         1997            Attorney; Chairman, Keyser, Crowley, Meub,
                                                           Layden, Kulig & Sullivan, P.C.(attorneys),
                                                           Rutland, Vermont

Walter N. Morrison, 68        1957         1997            Retired since January, 1987

Mary T. Sargent,  58          1956         1996            Director of the Company

Preston Leete Smith, 65
Chief Executive Officer
and Chairman of the
Executive Committee           1956         1996            Chief Executive Officer of the Company

Thomas C. Webb, 61            1990         1996            President and Chief Executive Officer of Central
                                                           Vermont Public Service Corporation

Martel D. Wilson, Jr., 58
Vice President, Chief
Financial Officer and
Treasurer                     1972         1996            Vice President, Chief Financial Officer and Treasurer
                                                           of the Company


(1) Joseph D. Sargent and Mary T. Sargent are husband and wife.

       F. Ray Keyser, Jr. is a director of Keystone
Custodian Funds, Inc. and Central Vermont Public Service
Corp.   Both Thomas C. Webb and Preston Leete Smith serve as
directors of Central Vermont Public Service Corp. and Arrow Financial Corporation. Martel D. Wilson, Jr. is a director of Chittenden Corporation. Joseph D. Sargent is a director of Mutual Risk Management Ltd., Policy Management Systems Corp. and Trenwick Group, Inc.





                       STOCK  OWNERSHIP

       The following table sets forth information, as of September 1, 1995, with respect to the beneficial ownership of shares of the Common Stock of the Company by each director, each of the executive officers of the Company referenced in the Summary Compensation Table on page 6, and all of the directors and such executive officers of the Company as a group, based upon information received from such persons. Except as indicated in the table, no person is known to the Company to have been the beneficial owner of more than five percent of such shares as of that date. Such beneficial ownership is reported in accordance with the rules of the Securities and Exchange Commission, under which a person may be deemed to be the beneficial owner of shares of the Common Stock if he or she has or shares the power to vote or dispose of such shares or has the right to acquire beneficial ownership of such shares within 60 days (for example, through the exercise of an option). Because of these rules, more than one person may be deemed to be the beneficial owner of the same shares. The inclusion of the shares shown in the table is not necessarily an admission of beneficial ownership of such shares by the person indicated. Unless otherwise indicated in the table, each person named was the direct owner of, and had sole voting and investment power over, the shares shown as beneficially owned by such person.


Beneficial Owner                     Number of Shares       Percentage of Shares
                                       Owned (1)               Outstanding

Preston Leete Smith
P.O. Box 372
Waterville Valley, NH 03215           665,719                 11.5

Joseph D. Sargent (2) (3)
25 Colony Road
West Hartford, CT 06117               472,375                  8.2

Jose' M. Calhoun (4)                   10,875                   .2

F. Ray Keyser, Jr. (5)                  3,000                    *

Walter N. Morrison (6)                 22,025                   .4

Mary T. Sargent (2)                    20,250                   .4

Thomas C. Webb (8)                      4,350                    *

Martel D. Wilson, Jr. (7)             174,010                  3.0

Foster T. Chandler, Jr.                28,250                   .5

Christopher S. Diamond                 28,833                   .5

Henry B. Lunde                         36,250                   .6

All directors and executive
officers as a group (12 persons)       1,465,937                  25.3


*  less than one-tenth of one percent

(1)    The shares shown as beneficially owned by Preston
       Leete Smith, Joseph D. Sargent, Martel D. Wilson,
       Jr., Henry B. Lunde, Foster T. Chandler, Jr., and
       Christopher S. Diamond, and by all directors and
       executive officers as a   group, include 7,500,
       7,500, 18,583, 21,250, 13,250, 18,583 and 86,666
       shares, respectively, which they can acquire within 60 days after September 1, 1995, by exercising options under either the Company's 1982 Incentive
       Stock Option Plan or its 1988 Stock Option Plan.

(2) Joseph D. Sargent and Mary T. Sargent are husband and wife. Each of them disclaims any beneficial interest in shares shown as beneficially owned by the other.

(3)    Of the shares shown as beneficially owned by Joseph
       D. Sargent, 25,125 shares, as to which he disclaims any beneficial interest, are held in trust for his children.

(4)    Of the shares shown as beneficially owned by Jose' M.
       Calhoun, 2,000 shares, as to which he disclaims any beneficial interest, are owned by his wife.

(5)    Of  the shares shown as beneficially owned by F.  Ray
       Keyser,  Jr.,  2,992 shares are held   jointly   with
       his  wife  and 8 shares are held in trust.

(6)    Of  the  shares shown as beneficially owned by Walter
       N. Morrison, 7,450 shares, as to which he disclaims any beneficial interest, are owned by his wife.

(7)    Of  the  shares shown as beneficially owned by Martel
       D.  Wilson,  Jr.,  2,250 shares,  as  to   which   he
       disclaims any beneficial interest, are owned by his wife.

(8)    The shares shown as beneficially owned by Thomas C.
       Webb are held jointly with his wife.




                    CORPORATE GOVERNANCE

        The business and property of the Company are managed by or under the direction of the Board of Directors. To assist it in the performance of its responsibilities, the Board has appointed standing Executive, Audit, Profit Sharing Retirement Trust and Stock Option Committees.

       During the intervals between meetings of the Board of Directors, the Executive Committee possesses and may exercise all the powers of the Board of Directors in the management and direction of the business and property of the Company. The Company does not have specifically designated nominating or compensation committees. The Executive Committee performs the functions of a compensation committee, except that F. Ray Keyser, Jr., Thomas C. Webb and Jose' M. Calhoun constitute the Stock Option Committee, which administers the Company's stock option plans, and the Profit Sharing Retirement Trust Committee, which administers the Company's profit sharing plans. Members of the Executive Committee are Walter N. Morrison, Joseph D.
Sargent and Preston Leete Smith. Mr. Smith serves as Chairman of the Executive Committee. The entire Board of Directors performs the functions of a nominating committee.

        The members of the Audit Committee are Preston Leete Smith, Jose' M. Calhoun and F. Ray Keyser, Jr. It is the function of the Committee to oversee the Company's financial accounts and operations in conjunction with the Company's independent accountants.

        During  the  fiscal year ended July  31,  1995,  the
Company's  Board  of  Directors held  seven  meetings.   The
Executive Committee met four times, the Stock Option Committee twice, the Profit Sharing Retirement Trust Committee four times and the Audit Committee twice. Each member of the committees of the Board attended at least 75% of the meetings of the Board and their respective committees. Each member of the Board of Directors attended at least 75% of its meetings.

        Each director who is not an officer of the Company receives a per annum retainer of $7,000 for serving as a director, a fee of $1,200 for attendance at each meeting of the Board and a fee of $650 for attendance at each meeting of a committee of the Board. However, if a director attends a committee meeting by telephone or on the same day as a Board meeting, he or she is paid $325 for such attendance. Directors who are officers of the Company receive no compensation for serving as directors or attending such meetings.

                    CERTAIN TRANSACTIONS

       Owner Services, Inc., which owns substantially all of the assets of Patch's Petroleum, a fuel oil distributor ("Patch") is wholly owned by an immediate member of the family of F. Ray Keyser Jr. During the Company's last fiscal year, Killington purchased fuel oil and related products and services from Patch for an aggregate purchase price of $931,298. Killington has made, and may make, purchases of such products and services from Patch or Owner Services, Inc. or its affiliates during the Company's current fiscal year. The Company believes that such past purchases have been, and expects that such future purchases will be, on overall terms at least as favorable to the Company as those available to it from other sources.



                   EXECUTIVE  COMPENSATION

        This discussion of Executive Compensation at S-K-I Ltd. consists of a report of the Executive Committee of the Board of Directors (the "Committee"), compensation and stock option tables and a line graph comparing the Company's cumulative total shareholder return with the cumulative total return of the S & P 500 Index and a peer group of publicly traded companies involved in the ski industry.

       Report of the Executive Committee of S-K-I Ltd.
                  on Compensation Policies

        The Executive Committee of S-K-I Ltd., consisting of Preston Leete Smith, Joseph D. Sargent and Walter N. Morrison, performs the function of a Compensation Committee at S-K-I Ltd. There is no distinct Compensation Committee. The policy of the Committee with respect to compensation of those executive officers, who are listed in the Summary Compensation Table on page 6 of this Proxy Statement, is to provide a total compensation package which tracks the financial results of the Company and adds incentives for special performance. The compensation package must also be competitive, not only within the ski industry, but as compared to industry in general since the Company occasionally requires expertise and skills which are not unique to the ski industry.

        Due to the influence of such variable factors as weather and the state of the economy on the Company's performance, the compensation policy is not mechanically tied to mathematically stated financial goals and at times must involve subjective determinations. Nonetheless, typical financial standards such as return on equity for the Company, subsidiary earnings and cash flow carry considerable weight in the Committee's decisions. Consideration is also given to the rate of inflation, each incumbent's qualifications and sustained performance over the period of service.

        The  various  compensation  elements  of  the  Chief
Executive Officer,which are described below, are typical of the compensation package offered to all of the Company's executive officers, although amounts do differ.

        A merit-based annual salary for the Chief Executive Officer is set each year by the Executive Committee, exclusive of Mr. Smith, after a detailed review of his performance in the prior year. The salary is generally related to S-K-I's performance. Elements considered were overall results from operations both absolutely and relative to others in the industry, success in organizing and implementing managerial changes, and success in maintaining capital strength. In years in which the Company's results are below expectations, Mr. Smith's salary may not be increased. For example, Mr. Smith's salary has been the same for the last four fiscal years.

        The Management Incentive and Bonus Program is designed to provide cash incentives provided certain Company and subsidiary performance standards are met. Each year management determines certain net income goals for S-K-I and each of its three ski resort subsidiaries. If those goals are met in full, the Chief Executive Officer and certain executive officers become entitled to a management incentive bonus based on a percentage of their annual salary. If only some of the goals are met, the amount of the bonus is reduced accordingly. In fiscal year 1995, no payments were made under this program.

         In 1995 S-K-I merged the Company's Profit Sharing Retirement Plan with S-K-I Ltd.'s 401(k) Retirement Plan. No contributions to the former Plan had been made in the last five fiscal years. Under the 401(k) Plan, the Company will contribute annually to an eligible employee's 401(k)
Plan one-half of from 1-8% of the employee's salary up to the amount contributed by the employee to his 401(k) account in the same year.

        Long-term incentives are also provided to Mr. Smith by means of stock options, some of which have an exercise price equal to 110% of the fair market value of the Company's stock at the time of grant and some of which have an exercise price equal to 100% thereof at the time of grant. As such, the program only provides value when the price of S-K-I Ltd. stock increases. This stock option program provides a direct link between the long-term interests of executives and stockholders and was approved by votes of the stockholders at previous annual meetings in 1982 and 1988. Stock option information with respect to executive officers including Mr. Smith is reflected in the stock option table shown on page 7 of this Proxy Statement.

This report has been submitted by the Executive Committee of the Board of Directors.

   Preston Leete Smith      Joseph D. Sargent     Walter N. Morrison


       Compensation Committee Interlocks and Insider Participation

       Thomas C. Webb, President and Chief Executive Officer of Central Vermont Public Service Corporation, serves as a member of the Board of Directors of S-K-I Ltd., as well as its Stock Option and Profit Sharing Retirement Trust Committees. Preston Leete Smith, Chief Executive Officer of S-K-I Ltd., serves as a director of Central Vermont Public Service Corporation and as Chairman of its Compensation Committee.

                 SUMMARY COMPENSATION TABLE
                                                            Annual          Long Term
                                                            Compensation    Compensation
Name and Principal Position                  Year           Salary ($)      Bonus ($)


Preston Leete Smith                          1995           $302,128              0
Chief Executive Officer, S-K-I; Chairman     1994            312,229              0
of the Board, Killington, Mount Snow,        1993            302,128        $49,532
Bear Mountain, Waterville Valley
and Sugarloaf/USA

Henry B. Lunde                               1995           $225,000              0
President, S-K-I; Chief Executive Officer,   1994            194,714              0
Killington, Mount Snow and Bear Mountain;    1993            185,002        $18,986
President, Waterville Valley;
Vice Chairman of the Board and Chief
Executive Officer, Sugarloaf/USA

Martel D. Wilson, Jr.                        1995           $198,065              0
Vice President, Chief Financial Officer      1994            201,874              0
and Treasurer, S-K-I; Chief Financial        1993            198,065        $23,484
Officer and Treasurer, Killington, Mount
Snow and Waterville Valley; Treasurer,
Bear Mountain

Foster T. Chandler, Jr.                      1995           $189,797              0
Vice President and Director of               1994            193,447              0
Marketing, S-K-I                             1993            189,797        $22,504

Christopher S. Diamond                       1995           $184,964              0
Vice President - Vermont Divisions,          1994            184,737              0
Vice President - Corporate Development,      1993            169,035        $36,926
S-K-I; President, Killington and Mount
Snow; Vice President, Waterville Valley


                   Stock Option Plans

       The Company has two stockholder-approved stock option plans, the 1982 Incentive Stock Option Plan and the 1988 Stock Option Plan, under which options to purchase shares of Common Stock of the Company have been granted to certain officers and other key employees of the Company. The following table sets forth certain information concerning options exercised during the last fiscal year by the named executive officers and unexercised options held under those plans by such officers at the end of that fiscal year. The dollar values in column (e) represents the difference between the fair market value of the shares underlying the options as of July 31, 1995 and the exercise price of the options.


AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
FY-END OPTION VALUES


     (a)                  (b)            (c)              (d)                          (e)
                                                          Number of Securities         Value of Unexercised
                                                          Underlying Unexercised       In-the-Money Options at
                                                          Options at FY-End (#)        FY-End ($)

Name                   Shares Acquired    Value           Exercisable/Unexercisable    Exercisable/Unexercisable
                       on Exercise (#)    Realized ($)

Preston Leete Smith               0                0                    7,500/0                      32,250/0
Martel D. Wilson, Jr.             0                0               16,583/6,667                 75,881/(2,661)
Foster T. Chandler, Jr.           0                0                   13,250/0                      77,219/0
Henry B. Lunde                    0                0              18,250/10,000                 75,219/(4,005)
Christopher S. Diamond            0                0               16,583/6,667                 75,881/(2,661)



            Performance Graph-Shareholder Return
     The graph below compares cumulative total return of the Company's Common Stock, the S&P 500 Index and an index of peer companies selected by the Company. The group of peer companies were selected because they are publicly traded companies which own ski areas in the United States. The companies in the peer group are: Blue Ridge Real Estate Co.; Crystal Mountain, Inc.; Great American Recreation, Inc.; and S-K-I Ltd. itself.

             (Graph NOT TRANSMITTABLE)


July  31  ....        1990      1991      1992      1993     1994      1995
S-K-I  Ltd.           100.00    89.66     80.22     102.66   112.75    137.24
S   &   P  500        100.00    112.80    127.19    138.24   145.41    183.26
Peer  Group           100.00    88.14     67.97     74.67    59.90     58.78


                   INDEPENDENT ACCOUNTANTS

       Price Waterhouse has been selected independent accountants of the Company for the current year.
Representatives of Price Waterhouse are expected to be present at the 1995 Annual Meeting and will be available to respond to any appropriate questions raised by stockholders.


                   ADDITIONAL INFORMATION

        UPON THE WRITTEN REQUEST OF A STOCKHOLDER OF THE COMPANY, ADDRESSED TO INVESTOR RELATIONS DEPARTMENT, S-K-I LTD., c/o KILLINGTON LTD., KILLINGTON, VERMONT 05751, THE COMPANY WILL PROVIDE TO SUCH STOCKHOLDER WITHOUT CHARGE A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR ITS MOST RECENT FISCAL YEAR.


                   DISCRETIONARY AUTHORITY

        The Board of Directors has no knowledge of any matters to be presented for action by the stockholders at the 1995 Annual Meeting other than the matters described in this Proxy Statement and matters incident to the conduct of the Meeting. The accompanying proxy gives discretionary authority, however, in the event any other matter should be presented.


                  PROPOSALS OF STOCKHOLDERS

        Proposals of stockholders intended to be presented for action at next year's annual meeting of the stockholders must be received by the Company, S-K-I Ltd., P.O. Box 5494, Airport Executive Plaza, #5, West Lebanon, NH 03784 by June 20, 1996, in order to be considered for inclusion in the Company's proxy statement and form of proxy relating to that meeting. Any such proposal should be directed to the attention of the Company's Secretary.



                  By   Order  of  the   Board of  Directors,


                  Frank P. Urso
                  Acting Secretary


October  18,  1995



{START PROXY CARD}

(side one)

S*K*I LTD.
Airport Executive Plaza, Suite 5
P.O. Box 5494
West Lebanon, New Hampshire 03784

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints JOSEPH D. SARGENT, PRESTON L. SMITH and WALTER N. MORRISON, or any one or more of them, with power of substitution, proxies to represent the undersigned at the annual meeting of the stockholders of S*K*I Ltd. to be held on November 17, 1995, and at any adjournments thereof, with all powers which the undersigned would possess if personally present, and to vote, as and to the extent indicated below, all shares of stock which the undersigned may be entitled to vote at said meeting or any adjournments thereof, upon the following matters more fully described in the Notice of Annual Meeting of Stockholders and Proxy Statement relating to said meeting, receipt of a copy of which is hereby acknowledged by the undersigned, and with discretionary authority to vote upon all other matters coming before the meeting or any adjournments, thereof.

     1.   ELECTION OF A DIRECTOR
          ________ FOR the nominee named below
          ________ WITHHOLD AUTHORITY to vote for the nominee named below

                             Joseph D. Sargent

          (continued and to be signed on other side)

{PROXY CARD}
(side two)

          (continued from other side)

     The shares represented by this proxy will be voted as and to the extent specified herein. If this proxy does not specify otherwise, said shares will be voted FOR the election of the director, as described in the Proxy Statement. The Board of Directors recommends a vote FOR the election of the nominee named on the reverse side.

     Please check below if you plan to attend the annual meeting on November 17, 1995.

     _______                           Dated___________________, 1995

                                       ______________________________

                                       ______________________________

                                       ______________________________
                                             Signature(s)
                                       Please sign exactly as your name(s)
                                       appear to the left.

PLEASE PROMPTLY MARK, DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED
              ENVELOPE TO THE COMPANY.

{END PROXY CARD}